Exhibit 3.2

AMENDMENT TO

SECOND AMENDED AND RESTATED BYLAWS

OF

TRIQUINT SEMICONDUCTOR, INC.

Pursuant to a resolution duly adopted by the Board of Directors of TriQuint Semiconductor, Inc., a Delaware corporation (the “Company”), effective February 22, 2014, the Second Amended and Restated Bylaws are amended as follows:

RESOLVED, that the Company’s Second Amended and Restated Bylaws are hereby amended to add the following Article XI:

“ARTICLE XI.

FORUM FOR ADJUDICATION OF DISPUTES

Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the corporation to the corporation or the stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the certificate of incorporation or these bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine.”